Exhibit 99.2

FOR IMMEDIATE RELEASE

March 15, 2010

Company:	Dominion

Contacts:

Media:	Dan Donovan (412) 237-2900, Daniel.E.Donovan@dom.com Chet Wade (804) 775-5697, Chet.Wade@dom.com
Analysts:	Tom Hamlin (804) 819-2154, Thomas.E.Hamlin@dom.com Greg Snyder (804) 819-2383, James.Gregory.Snyder@dom.com

DOMINION AGREES TO SELL ITS APPALACHIAN E&P

BUSINESS FOR $3.475 BILLION

•    Sale includes Marcellus acreage

•    Transaction is accretive to earnings per share, reduces commodity sensitivity and eliminates need to issue new equity in 2010 and 2011

•    Company affirms 2010 operating earnings guidance of

$3.20 to $3.40 per share

RICHMOND, Va. – Dominion (NYSE: D) today announced that it has agreed to sell its natural gas and oil exploration and production business to a newly-formed subsidiary of CONSOL Energy (NYSE: CNX), for a total of $3.475 billion, subject to adjustments pursuant to the terms of the Purchase and Sale Agreement. The transaction includes the rights to approximately 491,000 acres in the Marcellus formation.

“With today’s announced divestiture, Dominion is taking another significant step in moving toward a more regulated business model. This transaction is accretive to earnings per share, reduces our commodity sensitivity by over 20 percent, and eliminates our need to issue new shares to fund our infrastructure growth program through 2011,” said Chairman, President and Chief Executive Officer Thomas F. Farrell II.

“We are gratified that CONSOL will end up with such an outstanding company. Dominion’s exploration and production activities in the Appalachian region have had an excellent record of success. We wish to thank the employees of our E&P business for their outstanding work and professionalism.”

“The decision to sell our E&P business came as a result of our previously-announced plan to monetize our Marcellus acreage, either in multiple transactions or all at once. As we analyzed the various alternatives, and their respective impact on the value of the remaining business, we determined that combining our conventional Appalachian E&P operations with the rights to the Marcellus formation resulted in the best long-term value for our investors,” Farrell said.

Farrell added: “Our regulated businesses are now expected to contribute about 70 percent of our consolidated operating earnings in 2011, up from less than 45 percent in 2006. Exiting the E&P business will enhance the visibility of our core natural gas pipeline and storage businesses and reduce our on-going capital expenditures by approximately $200 million per year. Our activities in the Appalachian region will focus on investments such as the Appalachian Gateway project as well as the significant amount of new gathering and pipeline infrastructure that development of the Marcellus formation will demand.”

The transaction is expected to close by April 30, subject to customary closing conditions. Estimated after-tax proceeds of $2.2 to $2.4 billion, depending on the final tax determination, should enable Dominion to offset its equity needs for 2010 and 2011, fund the revenue credits to Dominion Virginia Power customers included in the rate case settlement agreement and repurchase common stock. Proceeds could also be used to fund a contribution to our employee benefit plans and/or reduce debt.

The company is affirming its 2010 operating earnings guidance of $3.20 to $3.40 per share. In providing its full-year 2010 operating earnings guidance the company notes that there could be differences between expected reported (GAAP) earnings and estimated operating earnings for matters such as, but not limited to, divestitures or changes in accounting principles. With the exception of the Dominion Peoples and Appalachian E&P divestitures, Dominion management is not able to estimate the impact, if any, of these items on reported earnings. Accordingly, Dominion is not able to provide a corresponding GAAP equivalent for its operating earnings guidance. At this time, Dominion management expects the February 2010 sale of Dominion Peoples to result in an after-tax loss of approximately $140 million, as well as after-tax expenses of approximately $50 million that would negatively impact full-year 2010 reported earnings, but would not be included in operating earnings. Also, Dominion management expects an after-tax gain of approximately $1.37 billion for the Appalachian E&P sale to be reflected in 2010 reported earnings, but would not be included in 2010 operating earnings.

Dominion is being advised in the sale by the investment banking firm of Barclays Capital Inc. Baker Botts L.L.P. is the company’s legal adviser for the sale.

Dominion is one of the nation’s largest producers and transporters of energy, with a portfolio of more than 27,500 megawatts of generation, 12,000 miles of natural gas transmission, gathering and storage pipeline and 6,000 miles of electric transmission lines. Dominion operates the nation’s largest natural gas storage system with 942 billion cubic feet of storage capacity and serves retail energy customers in 12 states. For more information about Dominion, visit the company’s Web site at www.dom.com.

This release contains certain forward-looking statements, including forecasted operating earnings for 2010 which is subject to various risks and uncertainties. Factors that could cause actual results to differ materially from management’s projections, forecasts, estimates and expectations may include factors that are beyond the company’s ability to control or estimate precisely, such as fluctuations in energy-related commodity prices, the timing of the closing dates of acquisitions or divestitures, estimates of future market conditions, access to and costs of capital, fluctuations in the value of our pension assets and assets held in our decommissioning trusts, estimates of proved and unproved reserves, the company’s ability to meet its natural gas and oil production forecasts, the timing and receipt of regulatory approvals necessary for planned projects, acquisitions and divestitures, and the ability to complete planned construction or expansion projects as scheduled. Other factors include, but are not limited to, weather conditions, including the effects of hurricanes and major storms on operations, the behavior of other market participants, state and federal legislative and regulatory developments and changes to environmental and other laws and regulations, including those related to climate change, greenhouse gases and other emissions to which we are subject, economic conditions in the company’s service area, risks of operating businesses in regulated industries that are subject to changing regulatory structures, changes to regulated gas and electric rates collected by Dominion, changes to rating agency requirements and ratings, changing financial accounting standards, trading counter-party credit risks, risks related to energy trading and marketing, adverse outcomes in litigation matters, and other uncertainties. Other risk factors are detailed from time to time in Dominion’s most recent quarterly report on Form 10-Q or annual report on Form 10-K filed with the Securities and Exchange Commission.

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